Exhibit 4.1

Puke Cycle Corporation INCORPORATED UNDER THE LAWS OF THE STATE OF COLORADO SEE REVERSE                      FOR           CERTAIN                      DEFINITIONS
FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF 1/3 of $.01 PAR VALUE EACH OF  transferable on the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Colorado, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent. WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Secretary President Dated COUNTERSIGNED: Corporate Seal 2007 Colorado
Broadridge Corporate Issuer Solutions, Inc. 1717 Arch St. STE 1300 Philadelphia, PA 19103 Transfer Agent